                                   FOR:   International Speedway Corporation
                                                                                                               CONTACT:   Wes Harris
                                                                                                                                       Director of Investor Relations
                                                                                                                                       (386) 947-6465

 FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION TO ACQUIRE MARTINSVILLE;
SETTLEMENT REACHED IN FERKO/VAUGHN LITIGATION, NORTH CAROLINA TO BE SOLD;
NASCAR APPROVES 2005 REALIGNMENT, PHOENIX ADDS SECOND CUP DATE
~ISC Gains One Incremental NASCAR NEXTEL Cup Date~
~Company Raises 2004 Financial Guidance~
~Conference Call at 9:00 a.m. ET Today~

            DAYTONA BEACH, FLORIDA – May 14, 2004 – International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced the following:

•         The Company will acquire the assets of Martinsville Speedway ("Martinsville"), which hosts two NASCAR NEXTEL Cup Series events annually, for $192 million.  The acquisition will be funded by $100.4 million in proceeds from the sale of the assets of North Carolina Speedway ("North Carolina"), which currently hosts one NASCAR NEXTEL Cup event annually, and $91.6 million in cash.

•         Speedway Motorsports, Inc. ("SMI") will purchase North Carolina for $100.4 million, as per the terms of a settlement agreement in the Ferko/Vaughn litigation ("Settlement Agreement") filed with the United States District Court for the Eastern District of Texas, Sherman Division ("the Court").  The Settlement Agreement releases ISC and NASCAR from all claims related to the litigation.  The released claims include, but are not limited to, allegations or assertions with respect to the awarding and/or sanctioning of races, the effect of the common control of NASCAR and ISC residing in the France Family Group, and the market power either individually or jointly of NASCAR and ISC.

•         Separately, the Company received NASCAR’s approval for the realignment of several NASCAR NEXTEL Cup races within its portfolio beginning in 2005.  The net result is the addition of a second Cup event for Phoenix International Raceway ("Phoenix") and the reduction of Darlington Raceway’s ("Darlington") event schedule by one Cup date.  ISC also intends for Nazareth Speedway’s ("Nazareth") NASCAR Busch and IRL IndyCar events to be realigned to other facilities within its portfolio and will cease major motorsport event operations at the facility after completion of the track’s 2004 events.

Martinsville Acquisition and Ferko/Vaughn Settlement

The acquisition of Martinsville and the sale of North Carolina will happen in a series of transactions that will essentially occur simultaneously (the "Transactions").  Martinsville is privately owned, and the France family, which controls in excess of 60% of the combined voting interest of ISC, indirectly owns 50% of Martinsville.  The addition of an incremental NASCAR NEXTEL Cup date resulting from the Transactions was integral to the Company’s decision to settle the Ferko/Vaughn litigation through the sale of North Carolina.

Located in Virginia near Greensboro and Winston-Salem, Martinsville is one of only two one-half mile tracks on the NASCAR NEXTEL Cup Series circuit.  It seats 63,000 grandstand spectators and offers premium accommodations in the facility’s 25 suites.  The facility annually conducts two NASCAR NEXTEL Cup events, including one during the Chase for the NASCAR NEXTEL Cup.  In addition, Martinsville hosts two NASCAR Craftsman Truck Series races and a Late Model Stock Car event annually.

"Martinsville has a long and rich tradition of world-class racing since its inception in 1947 and will be a prized addition to ISC," stated Lesa France Kennedy, President of ISC.  "With Martinsville, we add two successful NEXTEL Cup events that have sold out annually for over a decade, which is a testament to the commitment and hard work of Clay Campbell and his team.  We believe we can help build upon their successes through our expertise and strong relationships with corporate partners.  The facility, which has made significant capital improvements over the past several years, affords us expansion opportunities such as seat and suite additions, as well as increased revenue opportunities from additional corporate spending.  Martinsville has a passionate and devoted fan base, and we will continue to offer these customers a premium race experience.  We are pleased to welcome Martinsville to the ISC family and look forward to a successful future with Clay and the rest of the outstanding employees at Martinsville."

Under the terms of the Settlement Agreement, SMI will purchase North Carolina for $100.4 million in cash.  The sale of North Carolina is expected to close following the satisfaction of conditions as provided in the North Carolina Asset Purchase Agreement and the Settlement Agreement.  The Settlement Agreement is subject to Court approval, which the Company anticipates receiving within the next 30 to 45 days.

Ms. France Kennedy commented, "We have always viewed Martinsville as a uniquely attractive asset, and, while it is disappointing for us to part with North Carolina, the long-term strategic and financial rationale for the Transactions is clear.  We believe the lawsuit is without merit, the likelihood of a material adverse outcome would have been remote, and we would have ultimately prevailed in the litigation.  However, the Transactions created the opportunity for us to gain an incremental Cup date for our portfolio and settle the lawsuit.  Furthermore, the Transactions will be immediately accretive and are consistent with our long-term strategy of growing our portfolio of high-quality tracks and major race dates.  We can now focus all of our time and resources on enhancing value for our shareholders."

The purchase prices for the assets of both facilities are subject to certain non-material adjustments and prorations at closing, and both are expected to close within the next 30 to 45 days in ISC’s third quarter.  ISC expects to record an approximate $36 million after-tax gain, or $0.68 per diluted share, from the sale of North Carolina and will reflect the facility’s operations as discontinued in the Company’s financial statements in accordance with generally accepted accounting principles ("GAAP").

Significant Realignment Initiatives Announced for 2005

NASCAR has approved ISC’s proposal for the realignment of several NEXTEL Cup dates (ISC schedule attached), including races at Phoenix, Darlington and California Speedway ("California").  As detailed in the 2005 NASCAR NEXTEL Cup Series schedule released this morning, Phoenix will host an additional NASCAR NEXTEL Cup event, Darlington will now conduct one NEXTEL Cup race, and California’s Spring NEXTEL Cup weekend will move to the week after the Daytona 500 in February.  The race date realignment is expected to result in a positive incremental impact to the Company’s revenue and earnings beginning in 2005.

The Company also announced it intends to realign the NASCAR Busch and IRL IndyCar series events from Nazareth to other facilities in its portfolio.

"The second Cup date in Phoenix strengthens our national presence and raises our value to our marketing and broadcast partners, providing another opportunity for them to access this key market," commented John R. Saunders, Executive Vice President and Chief Operating Officer of ISC.  "In addition, race fans in the Southwest will have another opportunity to experience the excitement of live NASCAR NEXTEL Cup racing.  We will install lighting at Phoenix in order for the facility’s 2005 spring race to finish under the lights during east coast prime time, typically a time of day with larger television audiences.  Also, by realigning Nazareth’s Busch and IRL events to other facilities in our portfolio, we believe we can successfully grow these events over the long term at a quicker rate than in their current venue.  As such, we are presently working with the various sanctioning bodies involved."

ISC will record a non-cash pre-tax charge of approximately $13 million, or $0.14 per diluted share, to reflect the impairment of Nazareth’s long-lived assets.

Outlook

On April 23, 2004, ISC announced the closing of a private placement of $150 million 4.20 percent Senior Notes due April 2009, and $150 million 5.40 percent Senior Notes due April 2014.  The Company intends to use a substantial majority of the net proceeds from this transaction to redeem its existing $225 million 7.875 percent Senior Notes ("Old Notes") due October 2004, including payment of redemption premium and accrued interest.  The Old Notes are scheduled for redemption on May 28, 2004.  As a result of today’s announcements, assuming the Transactions close on June 30, 2004, combined with the debt refinancing, ISC is raising its fiscal 2004 financial guidance and providing an initial outlook for fiscal 2005.  In accordance with GAAP, the effects of North Carolina’s discontinued operations are included in diluted earnings per share.

·         The Company’s actual first quarter results will be restated to reflect North Carolina as a discontinued operation.  As a result, first quarter revenues will be revised to approximately $130 million and earnings remain unchanged at approximately $0.52 per diluted share.

·         The Company expects 2004 second quarter revenues to range between $125 million and $130 million, and earnings from $0.09 to $0.11 per diluted share, including approximately $7 million pre-tax, or $0.08 per diluted share, for the estimated redemption premium and interim interest on the Old Notes from April 23 through May 28, and the $13 million non-cash pre-tax charge, or $0.14 per diluted share, related to the impairment of Nazareth’s long-lived assets.  Excluding these items, ISC expects earnings to range from $0.31 to $0.33 per diluted share.

·         Third quarter revenues for fiscal 2004 are estimated from $145 million to $150 million, and earnings from $1.26 to $1.28 per diluted share, including the approximate $36 million after-tax gain, or $0.68 per diluted share, on the sale of North Carolina.  Excluding the gain on the North Carolina sale, ISC expects earnings to range from $0.58 to $0.60 per diluted share.

·         ISC expects 2004 fourth quarter revenues to range between $220 million and $225 million, and earnings to range from $0.98 to $1.00 per diluted share.

·         Accordingly, the Company is adjusting its full year fiscal 2004 revenue guidance to a range of $620 to $635 million and earnings from $2.85 to $2.91 per diluted share, including the aforementioned estimated payment of redemption premium and accrued interest for the Old Notes, charge for impairment of Nazareth’s long-lived assets, and gain on the sale of North Carolina.  Excluding these items, ISC expects earnings to range from $2.39 to $2.45 per diluted share.

·         For 2005, the Company expects to report revenue growth of approximately 7 to 10 percent and a decrease in earnings per diluted share due to the non-recurring gain from the sale of North Carolina in fiscal 2004.   Excluding the estimated payment of redemption premium and accrued interest for the Old Notes, charge for impairment of Nazareth’s long-lived assets, and gain on the sale of North Carolina in fiscal 2004, ISC anticipates growth in earnings per diluted share in 2005 of approximately 12 to 15 percent.  ISC will provide detailed financial guidance for fiscal 2005 in December, as it has done historically.

Ms. France Kennedy concluded, "Today’s announcements have strengthened our position as a leader in motorsports entertainment while further enhancing the future growth potential of the industry as a whole.  We have increased our NASCAR NEXTEL Cup roster to include 21 of 39 Cup events, and in the process added a well-managed facility with considerable expansion potential.  Through realignment, we continue to execute our long-term strategy of maximizing the profitability of our event portfolio.  Finally, with the litigation settled and behind us, we can focus exclusively on leveraging our strong financial position to capitalize on internal and external growth opportunities.  We look forward to updating you on our progress."

Conference Call Details

Senior management will host a conference call at 9:00 a.m. Eastern Time to discuss today’s announcement.  To participate on the call, please dial 973-582-2710, or access the live webcast on the Investor Relations section of www.iscmotorsports.com.  A replay will be available beginning one hour following the conclusion of the live call until midnight, May 24, 2004, by dialing 973-341-3080 and entering the code 4730413, or via the web at www.iscmotorsports.com, in the Investor Relations section.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown."  For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company’s or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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